Exhibit 10.10

April 14, 2014

Christopher Keiser

[Address]

Dear Chris,

On behalf of Flagship Credit Acceptance LLC (“Flagship”), I am pleased to extend a conditional offer of employment to you as General Counsel at an annual base salary of $200,000, starting on June 2, 2014. This position will report to Michael C. Ritter, President and Chief Executive Officer and is considered an exempt position for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay for hours actually worked in excess of 40 hours in a given week.

You will also be eligible to receive a discretionary bonus of up to a maximum of 60% of your base salary based upon company and individual performance, starting in 2014.

Performance and salary reviews will take place on an annual basis. Salary increases, if any, are determined based upon a combination of factors including individual performance and capabilities, as well as, overall changes in job market pay levels as determined by Flagship.

In addition to your compensation, you will be eligible to receive benefits that are offered to all Flagship employees, including:

•	Medical, dental, vision and life insurance as well as short-term and long-term disability. If you elect to enroll in Flagship’s insurance plans, there is a 60-day waiting period with the coverage commencing on the 61st day of employment.

•	401(k) Savings Plan with matching of $0.50 on each $1.00 up to 6% of employee deferrals. There is a 6-month waiting period before an employee may contribute to the 401(k) plan with enrollment occurring quarterly.

•	Paid Time Off will be accrued at 8.33 hours per pay period (equivalent to 200 hours per year).

Enclosed you will find items which outline our pre-employment background process. Your employment is contingent upon successfully passing the pre-employment background and reference checks, so we ask that you please return your signed acceptance as soon as possible so that we may begin the process. Flagship is also required by law to verify your eligibility to work in the United States so we ask that you bring proper identification with you on your first day of work. Attached is a list of acceptable documents. Please keep in mind that all documents must be unexpired.

We look forward to having you join Flagship and become a member of our team. We feel that you will make a great contribution. Kindly indicate your understanding and acceptance of our offer by signing the enclosed copy of this offer letter. If you have any questions, please do not hesitate to contact me at [tel. number].

Best regards,

/s/ Michael C. Ritter

Michael C. Ritter

President and Chief Financial Officer

Flagship Credit Acceptance LLC

I recognize that this is not an employment contract in any manner, and I understand all employment with Flagship Credit Acceptance LLC is for an unspecified period of time and is subject to the mutual consent of the employee and Flagship Credit Acceptance LLC. The right to terminate the employment relationship at will, at any time, with or without cause is retained by both the employee and Flagship Credit Acceptance LLC.

/s/ Christopher Keiser	4/18/14

Applicant’s Name Christopher Keiser	Date